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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT
We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-103205 of Moore Corporation Limited on Form S-4 of our reports dated February 12, 2003, (which audit report expresses an unqualified opinion and includes an additional paragraph regarding the audit procedures we applied to certain adjustments made to Moore Corporation Limited's 2000 financial statements for the change in accounting policy related to earnings per share, restatement of the segmented information, and the reclassifications to conform to the current year's presentation, but does not express an opinion or any form of assurance on the 2000 financial statements taken as a whole), appearing in the Annual Report on Form 10-K of Moore Corporation Limited for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the prospectus, which is part of this Registration Statement.
Deloitte & Touche LLP
Toronto, Canada
April 14, 2003